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                                                                    EXHIBIT 99.1

EDITORIAL CONTACT:                                   PRGP42SN145L

Michele Drake
+1 650 752 5296
michele_drake@agilent.com

INVESTOR CONTACT:

Hilliard Terry
+1 650 752 5329
hilliard_terry@agilent.com

           Agilent Technologies Announces Pricing of Private Offering of 3% Senior Convertible Debentures due 2021

         PALO ALTO, Calif., Nov. 20, 2001 -- Agilent Technologies, Inc.
(NYSE: A) today announced the pricing of a private offering of $1 billion aggregate principal amount of its 3% Senior Convertible Debentures due 2021. Agilent has granted to the initial purchasers of the debentures an option to purchase up to an additional $150 million principal amount of debentures. The offering was made only to qualified institutional buyers and is expected to close, subject to customary conditions on Nov. 27, 2001. Agilent intends to use the net proceeds of the offering for working capital and general corporate purposes, including funding potential acquisitions and restructuring costs.

         The debentures will bear interest at a rate of 3% per annum. The interest rate will be reset on each of June 1, 2006, June 1, 2011 and June 1, 2016 to a rate per annum equal to the interest rate payable 120 days prior to such date on five-year

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U.S. Treasury Notes, minus 113 basis points. The reset rate will not be less than 3% and will not exceed 5%. The debentures will be convertible into Agilent's common stock initially at conversion price of $32.22 per share. At the initial conversion price, each $1,000 principal amount of debentures will be convertible into approximately 31.04 shares of Agilent's common stock. The initial conversion price represents a 32 percent premium over the last reported sale price of Agilent's common stock on Nov. 19, 2001, which was $24.41 per share.

         The debentures will be redeemable at the company's option beginning in December 2004, and holders of the debentures will have the ability to require Agilent to repurchase the debentures, in whole or in part, on specified dates in 2006, 2011 and 2016. The holders of the debentures will also have the ability to require Agilent to repurchase the debentures in the event that Agilent undergoes specified changes in control. In each such case, the redemption or repurchase price would be at 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the redemption or repurchase date.

         The securities being offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

         Cautionary Statement: Agilent's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Agilent's intention to consummate the sale of the debentures and the intended use of proceeds. The closing of the sale of the debentures is subject to conditions, and there can be no assurance that Agilent will complete the sale of the debentures. In addition, Agilent's business is subject to the risks described in the Company's filings with the Securities and Exchange Commission.

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